                                 SCHEDULE 13G

                                (Rule 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*



                            Viasys Healthcare Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   92553Q209
                    ------------------------------------
                                (CUSIP Number)

                               December 31, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [X]  Rule 13d-1(b)

                              [ ]  Rule 13d-1(c)

                              [ ]  Rule 13d-1(d)

   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)              Page 1 of 12 pages

CUSIP No. 92553Q209                 13G                     Page 2 of 12 Pages

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON/
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Artisan Partners Limited Partnership
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)
                                                                        (a) [ ]
          Not Applicable                                                (b) [ ]
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
              5  SOLE VOTING POWER

                     None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           245,300
    EACH     ------------------------------------------------------------------
 REPORTING    7  SOLE DISPOSITIVE POWER
   PERSON
    WITH             None
             ------------------------------------------------------------------
              8  SHARED DISPOSITIVE POWER

                     245,300
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          245,300
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)

          Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.8%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

          IA
-------------------------------------------------------------------------------

CUSIP No. 92553Q209                 13G                     Page 3 of 12 Pages

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Artisan Investment Corporation
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)
                                                                        (a) [ ]
          Not Applicable                                                (b) [ ]
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Wisconsin
-------------------------------------------------------------------------------
              5  SOLE VOTING POWER

                     None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           245,300
    EACH     ------------------------------------------------------------------
 REPORTING    7  SOLE DISPOSITIVE POWER
   PERSON
    WITH             None
             ------------------------------------------------------------------
              8  SHARED DISPOSITIVE POWER

                     245,300
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          245,300
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)

          Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.8%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

          CO
-------------------------------------------------------------------------------

CUSIP No. 92553Q209                 13G                     Page 4 of 12 Pages

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Andrew A. Ziegler
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)
                                                                        (a) [ ]
          Not Applicable                                                (b) [ ]
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
-------------------------------------------------------------------------------
              5  SOLE VOTING POWER

                     None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           245,300
    EACH     ------------------------------------------------------------------
 REPORTING    7  SOLE DISPOSITIVE POWER
   PERSON
    WITH             None
             ------------------------------------------------------------------
              8  SHARED DISPOSITIVE POWER

                     245,300
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          245,300
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)

          Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.8%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

          IN
-------------------------------------------------------------------------------

CUSIP No. 92553Q209                 13G                     Page 5 of 12 Pages

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Carlene Murphy Ziegler
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)
                                                                        (a) [ ]
          Not Applicable                                                (b) [ ]
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
-------------------------------------------------------------------------------
              5  SOLE VOTING POWER

                     None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           245,300
    EACH     ------------------------------------------------------------------
 REPORTING    7  SOLE DISPOSITIVE POWER
   PERSON
    WITH             None
             ------------------------------------------------------------------
              8  SHARED DISPOSITIVE POWER

                     245,300
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          245,300
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)

          Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.8%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

          IN
-------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

                  Viasys Healthcare Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

                  227 Washington Street, Suite 200
                  Conshohocken, Pennsylvania 19428

Item 2(a)   Name of Person Filing:

                  Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                    Artisan Partners ("Artisan Corp.")
                  Andrew A. Ziegler
                  Carlene Murphy Ziegler

Item 2(b)   Address of Principal Business Office:

                  Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:

                  875 East Wisconsin Avenue, Suite 800
                  Milwaukee, WI 53202

Item 2(c)   Citizenship:

                  Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                  Mr. Ziegler and Ms. Ziegler are U.S. citizens

Item 2(d)   Title of Class of Securities:

                  Common Stock

Item 2(e)   CUSIP Number:

                  92553Q209

Item 3      Type of Person:

                  (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4      Ownership (at December 31, 2005):

                  (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                        245,300

                  (b)   Percent of class:

                        0.8% (based on 31,669,496 shares outstanding as of November 4, 2005)

                  (c)   Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote: None
                        (ii)  shared power to vote or to direct the vote:
                              245,300
                        (iii) sole power to dispose or to direct the
                              disposition of: None
                        (iv) shared power to dispose or to direct disposition of: 245,300

Item 5      Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

                  Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  Not Applicable

Item 8      Identification and Classification of Members of the Group:

                  Not Applicable

Item 9      Notice of Dissolution of Group:

                  Not Applicable

Item 10     Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 27, 2006

                                   ARTISAN INVESTMENT CORPORATION
                                   for itself and as general partner of
                                   ARTISAN PARTNERS LIMITED PARTNERSHIP

                                   By:  Lawrence A. Totsky*
                                        ----------------------------------------

                                   ANDREW A. ZIEGLER

                                   Andrew A. Ziegler*
                                   ---------------------------------------------

                                   CARLENE MURPHY ZIEGLER

                                   Carlene Murphy Ziegler*
                                   ---------------------------------------------

                                   *By: /s/ Lawrence A. Totsky
                                        ----------------------------------------
                                        Lawrence A. Totsky
                                        Chief Financial Officer of Artisan
                                          Investment Corporation
                                        Attorney-in-Fact for Andrew A. Ziegler
                                        Attorney-in-Fact for Carlene Murphy
                                          Ziegler

                                 Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of January 27, 2006 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler

Exhibit 2   Power of Attorney of Andrew A. Ziegler dated as of April 2, 2002

Exhibit 3   Power of Attorney of Carlene M. Ziegler dated as of April 2, 2002

                                                                      EXHIBIT 1

                            JOINT FILING AGREEMENT

   The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: January 27, 2006

                                   ARTISAN INVESTMENT CORPORATION
                                   for itself and as general partner of
                                   ARTISAN PARTNERS LIMITED PARTNERSHIP

                                   By:  Lawrence A. Totsky*
                                        ----------------------------------------

                                   ANDREW A. ZIEGLER

                                   Andrew A. Ziegler*
                                   ---------------------------------------------

                                   CARLENE MURPHY ZIEGLER

                                   Carlene Murphy Ziegler*
                                   ---------------------------------------------

                                   *By: /s/ Lawrence A. Totsky
                                        ----------------------------------------
                                        Lawrence A. Totsky
                                        Chief Financial Officer of Artisan
                                          Investment Corporation
                                        Attorney-in-Fact for Andrew A. Ziegler
                                        Attorney-in-Fact for Carlene Murphy
                                          Ziegler

                                                                      EXHIBIT 2

                               POWER OF ATTORNEY

   The undersigned, Andrew A. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Gregory K. Ramirez, and each of them individually, his true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on his behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 2nd day of April, 2002.

                                                  /s/ Andrew A. Ziegler
                                                  -----------------------------
                                                  Andrew A. Ziegler

STATE OF WISCONSIN  )
                    )SS.
COUNTY OF MILWAUKEE )

   I, Marie V. Glowacki, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 2 day of April, 2002.

                                                  /s/ Marie V. Glowacki
                                                  -----------------------------
                                                  Notary Public

                                                                      EXHIBIT 3

                               POWER OF ATTORNEY

   The undersigned, Carlene Murphy Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Gregory K. Ramirez, and each of them individually, her true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on her behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 2 day of April, 2002.

                                                  /s/ Carlene Murphy Ziegler
                                                  -----------------------------
                                                  Carlene Murphy Ziegler

STATE OF WISCONSIN  )
                    )SS.
COUNTY OF MILWAUKEE )

   I, Kim R. Ruffert, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Carlene Murphy Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed and delivered the said instrument as her own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 2 day of April, 2002.

                                                  /s/ Kim R. Ruffert
                                                  -----------------------------
                                                  Notary Public